                                                Free Writing Prospectus
                                                Filed Pursuant to Rule 433
                                                Registration No. 333-130789-07

Riched20 5.50.99.2010;-----Original Message-----
From: [Personal Information Redacted]
Sent: Monday, September 10, 2007 7:06 PM
To: [Personal Information Redacted]
Cc: [Personal Information Redacted]
Subject: PWR 17 CUSIPS

Please post the attached CUSIP's as soon as possible.  Thanks.

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

2) SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the "Information") may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the "Statement Regarding Assumptions and
Other Information", please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information
(paydown factors, rate resets, remittance reports and trustee statements).
Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current
Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

 Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates.
We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to
ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

3)   IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR
ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1)   THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),

(2)   NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY
NOT BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS,
DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF
THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

--------------------------------------------------
ISSUER:   BEAR STEARNS COML MTG SECS TR 2007-PWR17
--------------------------------------------------

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CUSIP NUMBER:                                     07388Q AA7
ISIN NUMBER:                                      US07388QAA76
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-1

CUSIP NUMBER:                                     07388Q AB5
ISIN NUMBER:                                      US07388QAB59
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-2

CUSIP NUMBER:                                     07388Q AC3
ISIN NUMBER:                                      US07388QAC33
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-3

CUSIP NUMBER:                                     07388Q AD1
ISIN NUMBER:                                      US07388QAD16
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-AB

CUSIP NUMBER:                                     07388Q AE9
ISIN NUMBER:                                      US07388QAE98
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-4

CUSIP NUMBER:                                     07388Q AF6
ISIN NUMBER:                                      US07388QAF63
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-1A

CUSIP NUMBER:                                     07388Q AG4
ISIN NUMBER:                                      US07388QAG47
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-M

CUSIP NUMBER:                                     07388Q AH2
ISIN NUMBER:                                      US07388QAH20
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL A-J

CUSIP NUMBER:                                     07388Q AL3
ISIN NUMBER:                                      US07388QAL32
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL B 144A

CUSIP NUMBER:                                     07388Q AN9
ISIN NUMBER:                                      US07388QAN97
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL C 144A

CUSIP NUMBER:                                     07388Q AQ2
ISIN NUMBER:                                      US07388QAQ29
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL D 144A

CUSIP NUMBER:                                     07388Q AS8
ISIN NUMBER:                                      US07388QAS84
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL E 144A

CUSIP NUMBER:                                     07388Q AU3
ISIN NUMBER:                                      US07388QAU31
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL F 144A

CUSIP NUMBER:                                     07388Q AW9
ISIN NUMBER:                                      US07388QAW96
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL G 144A

CUSIP NUMBER:                                     07388Q AY5
ISIN NUMBER:                                      US07388QAY52
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL H 144A

CUSIP NUMBER:                                     07388Q BA6
ISIN NUMBER:                                      US07388QBA67
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL J 144A

CUSIP NUMBER:                                     07388Q BC2
ISIN NUMBER:                                      US07388QBC24
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL K 144A

CUSIP NUMBER:                                     07388Q BE8
ISIN NUMBER:                                      US07388QBE89
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL L 144A

CUSIP NUMBER:                                     07388Q BG3
ISIN NUMBER:                                      US07388QBG38
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL M 144A

CUSIP NUMBER:                                     07388Q BJ7
ISIN NUMBER:                                      US07388QBJ76
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL N 144A

CUSIP NUMBER:                                     07388Q BL2
ISIN NUMBER:                                      US07388QBL23
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL O 144A

CUSIP NUMBER:                                     07388Q BN8
ISIN NUMBER:                                      US07388QBN88
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL P 144A

CUSIP NUMBER:                                     07388Q BQ1
ISIN NUMBER:                                      US07388QBQ10
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL Q 144A

CUSIP NUMBER:                                     07388Q BS7
ISIN NUMBER:                                      US07388QBS75
ISSUE DESCRIPTION:                                MTG PASS THRU CTF CL S 144A
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